Exhibit 3.1

EXECUTION VERSION

RESTATED

CERTIFICATE OF INCORPORATION

OF

ADDUS HOLDING CORPORATION

(originally incorporated July 27, 2006)

The undersigned natural person of at least 18 years of age, Simon Bachleda, being the Secretary of Addus Holding Corporation, a corporation organized and existing under the laws of the State of Delaware, on behalf of said corporation, hereby certifies as follows:

FIRST: The name of the corporation (hereinafter the “Corporation”) is Addus Holding Corporation.

SECOND: The Certificate of Incorporation of the Corporation as in effect on the date hereof is hereby amended and restated to read in its entirety as set forth on Exhibit A hereto (the “Restated Certificate”).

THIRD: Said Restated Certificate was duly adopted by the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting thereof in accordance with the provisions of Sections 141(f), 242 and 245 of Title 8 of the General Corporation Law of the State of Delaware (the “DGCL”), and by the stockholders of the Corporation by written consent in lieu of a meeting thereof in accordance with Sections 228(a), 242 and 245 of the DGCL.

IN WITNESS WHEREOF, I have executed this Certificate this 19th day of September, 2006.

/s/ Simon Bachleda
Simon Bachleda, Secretary

EXHIBIT A

RESTATED

CERTIFICATE OF INCORPORATION

OF

ADDUS HOLDING CORPORATION

ARTICLE I

NAME

The name of the Corporation (herein called the “Corporation”) is Addus Holding Corporation.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”); provided, however, that the Corporation shall not have the corporate power to pursue, acquire or direct any corporate opportunity pursued, acquired or directed by Eos or any Eos Person (each as defined in Article IX hereof) in accordance with Article IX hereof (except to the extent such opportunity has been expressly waived by Eos or an Eos Person).

ARTICLE IV

CAPITAL STOCK

1. Authorized Shares. The Corporation shall be authorized to issue 1,000,000 shares of all classes of capital stock, consisting of (i) 900,000 shares of Common Stock, $0.001 par value (the “Common Stock”), and (ii) 100,000 shares of preferred stock $0.001 par value per Share (the “Preferred Stock”) (x) 37,750 of which shall be designated Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”), and (y) 62,250 shares of which shall be available for designation in one or more classes or series pursuant to Section 2(b) below (the “Undesignated Preferred Stock”).

2. Capital Stock.

(a) Common Stock. Each share of Common Stock shall be identical in all respects and for all purposes and entitled to (i) one vote in all proceedings in which action may or is required to be taken by stockholders of the Corporation, (ii) participate equally in all dividends payable with respect to the Common Stock, as, if and when declared by the Board of Directors of the Corporation (the “Board”) subject to any preference in favor of any class or series of Preferred Stock, and (iii) share ratably in all distributions of assets of the Corporation in the event of any voluntary or involuntary liquidation, or winding up of the affairs of the Corporation, subject to any rights and preferences in favor of any class or series of Preferred Stock.

(b) Preferred Stock.

(i) With respect to the shares of Undesignated Preferred Stock, the Board shall have authority to the fullest extent permitted under the DGCL, but subject to the restrictions contained herein and all contractual restrictions to which it is bound, to adopt by resolution from time to time one or more Certificates of Designation providing for the designation of one or more series of Preferred Stock, and such designations, limitations, voting rights (if any) and restrictions thereof, and to fix or alter the number of shares comprising any such series, subject to any requirements of the DGCL, all contractual restrictions by which the Corporation is bound and this Certificate of Incorporation, as amended, restated, modified or otherwise supplemented from time to time (this “Certificate”).

(ii) The authority of the Board with respect to each series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix the following preferences and powers, which may vary as between different series of Preferred Stock:

(A) the distinctive designation of such series and the number of shares to constitute such series;

(B) the rate at which any dividends on the shares of such series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms:

(C) the right or obligation, if any, of the Corporation to redeem shares of the particular series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(D) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(E) the terms and conditions, if any, upon which shares of such series shall be convertible into, or exchangeable for, shares of capital stock of any other series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(F) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(G) voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any series of Preferred Stock;

(H) limitations, if any, on the issuance of additional shares of such series or any shares of any other series of Preferred Stock; and

(I) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board, by the vote of the members of the Board then in office acting in accordance with this Certificate, or any Preferred Stock, may deem advisable and are not inconsistent with law, the provisions of this Certificate or the provisions of any certificate of designations.

3. Dividends.

(a) Series A Convertible Preferred Stock.

(i) From and after the date hereof, the Series A Holders, in preference to the holders of any other class or series of the Corporation’s Equity Securities (“Junior Stock”), shall be entitled to receive cumulative dividends (accruing from and after the date of issuance of such share of Series A Convertible Preferred Stock) at the Series A Dividend Rate on the Series A Preference Amount, from time to time on such shares, which shall compound annually on each outstanding share of Series A Convertible Preferred Stock, whether or not such dividends are earned or declared and whether or not sufficient funds are legally available therefor (as adjusted for any stock dividends, combinations, forward or reverse splits, recapitalizations and related transactions with respect to such shares).

(ii) Dividends on the shares of Series A Convertible Preferred Stock (when, as and if declared by the Board, out of funds legally available therefor) shall be payable in cash on each Series A Dividend Date.

(iii) So long as any share of Series A Convertible Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation or any Subsidiary or Affiliate thereof (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation at a price per share determined in accordance with such agreements or upon the exercise of the Corporation’s right of first offer, if any, upon a proposed transfer) until all accrued dividends on the shares of Series A Convertible Preferred Stock shall have been paid in full.

(b) Common Stock.

(1) Subject to the rights, powers and preferences applicable to any series of Preferred Stock outstanding at any time, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor at such times and in such amounts as the Board may determine in its sole discretion. In the event that any dividend or distribution of any asset is declared or paid on the Common Stock, the holders of Series A Convertible Preferred Stock shall be entitled to participate in such dividend or distribution pro rata in accordance with the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock are then convertible pursuant to Section 7 hereof.

(c) Notwithstanding anything to the contrary contained herein, no dividend on Preferred Stock or Common Stock shall be declared by the Board or paid or set aside for payment by the Corporation at such time if such declaration or payment shall be restricted or prohibited by law.

4. Liquidation.

(a) Upon a Liquidation, after payment or provision for payment of the debts and other liabilities of the Corporation, the Series A Holders shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of Series A Convertible Preferred Stock, an amount in cash equal to all accrued and unpaid dividends thereon from the last Series A Dividend Date to the date fixed for Liquidation plus an amount in cash equal to the Series A Preference Amount (whether or not there are profits, surplus, or other funds of the Corporation legally available for the payment of dividends), before any distribution shall be made to the holders of Common Stock or any other class or series of Junior Stock. If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series A Holders all such accrued and unpaid dividends and the full Series A Preference Amount to which such holder shall be entitled, the Series A Holders shall share pro rata in any distribution of assets in accordance with their respective Series A Preference Amounts.

(b) Notwithstanding the foregoing, upon a Liquidation, the Series A Holders shall be entitled to receive the greater of (i) the amount such holder would have received pursuant to Section 4(a) above and (ii) the amount such holder would have received if such holder had converted its shares of Series A Convertible Preferred Stock into shares of Common Stock in accordance with Section 7 immediately prior to such Liquidation.

(c) Upon a Liquidation, after payment in full of all (i) accrued and unpaid dividends to Series A Holders, and (ii) Series A Preference Amounts, the holders of Common Stock and any other classes of Junior Stock shall be entitled to receive, pro rata, the remaining assets of the Corporation available for distribution to its stockholders.

(d) In the event of a Liquidation involving the sale of shares by stockholders of the Corporation or merger, consolidation or similar stock transaction, the “remaining assets of the Corporation available for distribution” shall be deemed to be the aggregate consideration to be paid to all stockholders participating in such Liquidation; provided, however, that the Corporation shall not have the power to effect a merger or consolidation unless the plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 4(a) and 4(b) above.

(e) If any or all of the proceeds payable to the stockholders of the Corporation in connection with a Liquidation are in a form other than cash or marketable securities, the fair market value of such consideration shall be determined in good faith by the Board, or, upon the request of any member of the Board, based upon the value as determined by an independent appraiser that is mutually acceptable to all of the Board (including one (1) Investor Director and one (1) Management Director (each as defined in the Stockholders’ Agreement)).

5. Redemption.

The shares of Series A Convertible Preferred Stock shall not be redeemable.

6. Voting Rights.

In addition to the rights provided by law, the Series A Holders shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class (including, without limitation, for purposes of the third sentence of Section 242(b)(2) of the General Corporation Law of the State of Delaware). Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number of shares of Common Stock into which such share of Series A Convertible Preferred Stock is then convertible pursuant to Section 7. The affirmative vote of the holders of a majority of the shares of Series A Convertible Preferred Stock and Common Stock, voting together as one class, shall be sufficient to increase or decrease the number of authorized shares of Common Stock (but not below the number of shares at the time outstanding).

7. Optional Conversion.

(a) Upon the terms set forth in this Section 7, each holder of shares of Series A Convertible Preferred Stock shall have the right, at such holder’s option, at any time and from time to time, to convert any such shares into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the product of the Series A Original Stated Amount and the number of shares of Series A Convertible Preferred Stock being converted, by (ii) the Series A Conversion Price, as last adjusted and then in effect, by surrender of the certificates representing the shares of Series A Convertible Preferred Stock to be converted. The initial Series A Conversion Price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series A Convertible Preferred Stock (as may be adjusted pursuant to the terms hereof, the “Series A Conversion Price”) shall be One Hundred Dollars ($100). The Series A Conversion Price shall be subject to adjustment from time to time as set forth below.

(b) All accrued and unpaid dividends on the shares being converted pursuant to this Section 7 shall be paid in cash on the Conversion Date (as defined below).

(c) Any holder of shares of Series A Convertible Preferred Stock may exercise the conversion right pursuant to subsection (a) above by delivering to the Corporation the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made (the “Conversion Date”). As promptly as practicable thereafter, the Corporation shall issue and deliver to, or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in subsection (d) below. The Person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such Person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Series A Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of the Series A Convertible Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of such Series A Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered.

(d) Upon conversion, the Corporation will not issue fractional shares of its Common Stock, and shall distribute cash in lieu of such fractional shares. In lieu of any fractional shares of Common Stock which would otherwise be issuable upon the conversion of the shares of Series A Convertible Preferred Stock, the Corporation shall pay to the holder of the Series A Convertible Preferred Stock being so converted a cash adjustment in respect of such fractional interest in an amount equal to the then fair market value, as determined in good faith by the Board, of a share of Common Stock multiplied by such fractional interest.

(e) The Series A Conversion Price shall be subject to adjustment from time to time as follows:

(i) If, at any time after the date of this Certificate, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Series A Conversion Price shall he appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of the Series A Convertible Preferred Stock shall be increased in proportion to such increase in outstanding shares. The provisions of this clause shall similarly apply to successive stock dividends or splits.

(ii) If, at any time after the date of this Certificate, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Series A Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of the Series A Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares. The provisions of this clause shall similarly apply to successive combinations or reverse-splits.

(iii) All calculations under this Section shall be made to the nearest one hundredth ( 1/100) of a cent or the nearest one tenth ( 1/10) of a share, as the case may be.

(iv) Except in connection with a Liquidation, in the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from no par value to par value or from par value to no par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each share of Series A Convertible Preferred Stock shall, after such reorganization, reclassification, consolidation, or merger, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of the Series A Convertible Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

(v) In any case in which the provisions of this subsection (e) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any share of Series A Convertible Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (ii) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to subsection (b) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional shares and such cash.

(f) Whenever the Series A Conversion Price shall be adjusted as provided in subsection (e), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Series A Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by nationally recognized overnight carrier or by first class certified mail, return receipt requested and postage prepaid, to each holder of Series A Convertible Preferred Stock at such holder’s address appearing on the Corporation’s records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to he mailed under the provisions of subsection (g) below.

(g) If the Corporation shall propose to take any action of the types described in subsection (e) above, the Corporation shall give notice to each holder of Series A Convertible Preferred Stock, in the manner set forth in subsection (f) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of the Series A Convertible Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(h) The Corporation shall reserve, and at all times from and after the date of this Certificate keep reserved, free from preemptive or similar rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Convertible Preferred Stock.

8. Mandatory Conversion.

(a) Upon the consummation of the first firm commitment underwritten public offering pursuant to an effective registration statement filed on Form S-1 (or its successor form) under the Securities Act of 1933, as amended, resulting in aggregate proceeds (net of underwriting discounts and commissions) to the Corporation of not less than Fifty Million Dollars ($50,000,000) and a per share price of not less than Three Hundred Dollars ($300) per share of Common Stock (as adjusted for any stock dividends, combinations, forward or reverse splits, recapitalizations and related transactions with respect to such shares) (a “QIPO”), each share of Series A Convertible Preferred Stock then outstanding shall, by virtue of and simultaneously with such occurrence, be deemed automatically converted into the number of fully paid and nonassessable shares of Common Stock which would be issuable in respect thereof pursuant to Section 7.

(b) As promptly as practicable after the satisfaction of the condition set forth in Section 8(a) and the delivery to the Corporation of the certificate or certificates for the shares of Series A Convertible Preferred Stock which have been converted, duly endorsed or assigned in blank to the Corporation (if required by it), the Corporation shall issue and deliver to or upon the written order of each holder of Series A Convertible Preferred Stock, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in Section 7(d) above. The Person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the date of such occurrence and on such date the shares of Series A Convertible Preferred Stock shall cease to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

9. Certain Definitions.

(a) “Affiliate” means, with respect to any Person, (i) a director, officer, partner, member, beneficiary or stockholder of such Person, (ii) a spouse, parent, sibling or descendent of such Person and (iii) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is controlled by, or is under common control with such Person or entity.

(b) “Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(c) “Equity Securities” means all shares of capital stock of the Corporation, all securities convertible or exchangeable for shares of capital stock of the Corporation, and all options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise.

(d) “Liquidation” means (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction, or (ii) any Sale of the Corporation.

(e) “Person” shall be construed in its broadest sense and means any natural person, firm, corporation, partnership, limited liability company, association, trust, joint stock company, joint venture, unincorporated organization or other entity.

(f) “Sale of the Corporation” means (i) the sale of all or substantially all of the Corporation’s assets, (ii) the sale or transfer of the outstanding shares of capital stock of the Corporation, or (iii) the merger or consolidation of the Corporation with another person or entity, in each case in clauses (ii) and (iii) above under circumstances in which the holders (together with any Affiliates of such holders) of the voting power of outstanding capital stock of the Corporation, immediately prior to such transaction, own less than 50% in voting power of the outstanding capital stock of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more Subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.

(g) “Series A Dividend Date” shall mean each March 31, June 30, September 30 and December 31.

(h) “Series A Dividend Rate” means a rate per annum equal to ten percent (10%) (calculated on the basis of a year of 360 days consisting of twelve (12) thirty-day months).

(i) “Series A Holder” means a holder of shares of Series A Convertible Preferred Stock.

(j) “Series A Original Stated Amount” means $1,000 per share.

(k) “Series A Preference Amount” means, as to each share of Series A Convertible Preferred Stock, an amount equal to the sum of (A) the Series A Original Stated Amount and (B) all accrued and unpaid dividends added to the Series A Original Stated Amount in accordance with Section 3(a).

(1) “Stockholders’ Agreement” means that certain Stockholders’ Agreement dated on or about the date of this Certificate by and among the Corporation, the holders of the Series A Convertible Preferred Stock and the other parties thereto, as the same may be modified, supplemented or amended from time to time.

(m) “Subsidiary” means, with respect to any Person, any other partnership (including limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture or unincorporated organization, of which fifty percent (50%) or more of the equity interests or other interests entitled to vote in the election of directors or comparable Persons performing similar functions are at the time owned or Controlled, directly or indirectly through one or more Subsidiaries, by such Person.

ARTICLE V

DIRECTORS

The number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the By-laws of the Corporation. The election of directors of the Corporation need not be by ballot unless the By-laws so require.

ARTICLE VI

INDEMNIFICATION

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages or breach of fiduciary duty as a director. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she or his or her testator or intestate is or was a director of the Corporation or any Subsidiary of the Corporation or any predecessor of the Corporation or any Subsidiary of the Corporation, or serves or served at any other enterprise as director at the request of the Corporation or any predecessor to the Corporation, or acted at the direction of any such director against all expense, liability and loss actually and reasonably incurred or suffered by such person in connection therewith.

Any indemnification under this Article VI (unless ordered by a court) shall be made by the Corporation upon a determination that indemnification of the director is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment).

Expenses (including attorneys’ fees) incurred by a director of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the director to repay all amounts so advanced in the event that it shall ultimately be determined that such director is not entitled to be indemnified by the Corporation as authorized in this Article VI.

The indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation. All rights to indemnification under this Article VI shall be deemed to be a contract between the Corporation and each director of the Corporation or any of its subsidiaries who serves or served in such capacity at any time while this Article VI is in effect.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director of the Corporation or any of its subsidiaries, or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI.

If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify or advance expenses to each person entitled to indemnification or advancement of expenses, as the case may be, as to all expense, liability and loss actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses, as the case may be, is available to such person pursuant to this Article VI to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the full extent permitted by applicable law.

Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI would accrue or arise, prior to such amendment, repeal of adoption of an inconsistent provision.

ARTICLE VII

MANAGEMENT OF THE CORPORATION

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized and empowered:

(a) to make, alter, amend or repeal the By-laws in any manner not inconsistent with the DGCL or this Certificate;

(b) to determine whether any, and if any, what part, of the net profits of the Corporation or of its surplus shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such net profits or such surplus; and

(c) to fix from time to time the amount of net profits of the Corporation or of its surplus to be reserved as working capital or for any other lawful purpose.

In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and of the By-laws of the Corporation.

ARTICLE VIII

CREDITORS MEETINGS

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree on any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation. The Corporation shall not enter into any agreement or become subject to any agreement which could restrict in any manner its ability to comply with this Certificate or any agreement which benefits or grants rights to the holders of the Preferred Stock.

The Corporation hereby elects not to be governed by Section 203 of the DGCL.

ARTICLE IX

BUSINESS OPPORTUNITIES

(a) In anticipation that Eos Management, Inc. and/or its Affiliates (collectively, “Eos”) will be, indirectly or directly, a substantial stockholder of the Corporation, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Eos (including service of officers, directors, partners, managers, employees or Affiliates of Eos (collectively, “Eos Persons”) as directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article IX are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve Eos and any Eos Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

(b) Except as Eos may otherwise agree in writing, Eos shall have the right to (i) engage, directly or indirectly, in the same or similar business activities or lines of business as the Corporation and (ii) do business with any client, competitor or customer of the Corporation, with the result that the Corporation shall have no right in or to such activities or any proceeds or benefits therefrom, and neither Eos nor any Eos Person (except as provided in subsection (c) of this Article IX) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Eos or of such Eos Person’s participation therein. In the event that Eos or any Eos Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Eos and the Corporation, Eos and such Eos Person shall have no duty to communicate or present such corporate opportunity to the Corporation and the Corporation hereby renounces any interest or expectancy it may have in such corporate opportunity, with the result that Eos or such Eos Person shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty, including for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Eos pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to the Corporation.

(c) In the event that a director or officer of the Corporation who is an Eos Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and Eos, such corporate opportunity shall belong to Eos, and the Corporation hereby renounces any interest or expectancy it may have in such corporate opportunity, unless such corporate opportunity is made known to such Eos Person as a result of his capacity as a director or officer of the Corporation, in which case such corporate opportunity shall belong to the Corporation.

(d) For the purposes of this Article IX, “corporate opportunities” shall not include any business opportunities that the Corporation is not financially or contractually able to undertake, or that are, from their nature, not in the line of the Corporation’s business or are of no practical advantage to it or that are ones in which the Corporation has no interest or reasonable expectancy.

(e) Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

(f) For purposes of this Article IX only, the “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests.

Notwithstanding anything in this Certificate to the contrary and in addition to any vote of the Board required by this Certificate, the affirmative vote of the holders of more than eighty percent (80%) of the voting power of the Common Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal in a manner adverse to the interests of Eos or any Eos Person, or adopt any provision adverse to the interests of Eos or any Eos Person and inconsistent with, any provision of this Article IX.